EXHIBIT 10.45
DARDEN RESTAURANTS, INC.
ANNUAL INCENTIVE PLAN
Amended and Restated Effective as of May 31, 2021
1.    Purpose. The purposes of the Plan are to (a) provide incentives to a select group of employees of the Company and its Subsidiaries to enhance efficiency and profitability by providing such employees with an opportunity to earn financial rewards in the form of annual incentive payments based on achieving certain performance objectives, and (b) promote the interests of the Company and its Subsidiaries and its stockholders by strengthening the ability of the Company and its Subsidiaries to attract and retain key members of the executive management team and key employees.
2.    Definitions. Where the context of the Plan permits, words in the masculine gender shall include the feminine gender, the plural form of a word shall include the singular form, and the singular form of a word shall include the plural form. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:
(a)    Administrator means: (i) with respect to Participants who are not Section 16 Officers, the Chief Executive Officer, or (ii) with respect to Participants who are Section 16 Officers other than the Chief Executive Officer, the Compensation Committee of the Board, or (iii) with respect to the Chief Executive Officer of the Company, the independent directors on the Board.
(b)    Award Period means the Company’s fiscal year.
(c)    Base Salary means the annual base salary each Participant actually earns during the Award Period as an Eligible Employee (including any adjustments to such annual base salary during the Award Period), excluding, without limitation, incentives, bonuses, overtime pay, severance pay or other non-eligible post-employment pay, reimbursement of relocation and other expenses, auto allowances and employee and fringe benefits; provided, however, that the Base Salary of certain executives of non-U.S. Subsidiaries may include additional forms of remuneration determined by the Administrator.
(d)    Board means the board of directors of the Company.
(e)    Company means Darden Restaurants, Inc. or any successor thereto.
(f)    Disability means a Participant’s termination from the Company or any Subsidiary due to an illness or injury which is expected to be permanent in nature and which prevents him or her from performing the material duties required by his or her regular occupation.
(g)    Eligible Employee means an employee of the Company or a Subsidiary who is designated in writing as an “Eligible Employee” by the Administrator. Only an individual who is a common law employee may be designated as an Eligible Employee under the Plan.
(h)    Incentive Award means the incentive compensation award made to an Eligible Employee under the Plan.
(i)    Participant means an Eligible Employee who is notified of eligibility for an Incentive Award pursuant to Section 3.

(j)    Performance Objectives means the performance objectives for the Award Period established by the Administrator pursuant to Section 4(b) of the Plan.
(k)    Plan means this Darden Restaurants, Inc. Annual Incentive Plan.
(l)    Retirement means a Participant’s termination of employment with the Company and its Subsidiaries, other than for Cause (as defined under the Darden Restaurants, Inc. 2015 Omnibus Incentive Plan), on or after having attained at least age 55 with ten years of service with the Company or a Subsidiary (pursuant to the method for crediting service under the Darden Savings Plan) or with age and service with the Company or a Subsidiary (pursuant to the method for crediting service under the Darden Savings Plan) equal to or greater than 75 at the time of Retirement.
(m)    Section 16 Officer means any officer of the Company whom the Board has determined is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended.
(n)    Section 409A means Section 409A of the U.S. Internal Revenue Code and the applicable guidance issued thereunder.
(o)    Subsidiary means any corporation (other than the Company) or non-corporate entity of which the Company owns, directly or indirectly, at least 50% of the total combined voting power or in which it has at least a 50% economic interest. In addition, any other entity may be designated by the Administrator as a Subsidiary, provided that such entity could be considered as a subsidiary according to generally accepted accounting principles.
(p)    Target Award Opportunity means the amount of the Incentive Award expressed as a percentage of a Participant’s Base Salary or an amount that a Participant will be eligible to receive if the relevant Performance Objectives have been attained at designated target performance levels.
3.    Eligibility and Participation.
(a)    Designation of Eligible Employees. The Administrator shall determine the Eligible Employees selected for participation in the Plan for each Award Period. The Administrator shall make such determination prior to the beginning of the Award Period or as soon as practicable thereafter. An Eligible Employee shall not be entitled to participate in the Plan for an Award Period solely because such Eligible Employee was selected to participate in the Plan for any prior Award Period.
(b)    Newly Eligible Employees. An individual who is hired by the Company or a Subsidiary into a position designated by the Administrator as eligible to participate in the Plan during an Award Period shall be eligible to receive an Incentive Award for such period prorated on a daily basis based on the Eligible Employee’s number of days of employed by the Company or a Subsidiary over the number of days in such Award Period.
(c)    Change of Employment. Unless otherwise determined by the Administrator, the following rules shall apply in the event of a change of employment during an Award Period:
(i)     An employee whose position is changed into a position designated by the Administrator as an Eligible Employee shall be eligible to receive an Incentive Award prorated for the remaining portion of the Award Period following such change in employment.

(ii)     A Participant whose position with the Company or a Subsidiary changes during an Award Period such that he would no longer be considered an Eligible Employee shall remain eligible to receive payment under an Incentive Award under the Plan only with respect to such Award Period that the Participant provided services as an Eligible Employee.
(iii)    A Participant whose position with the Company or a Subsidiary is transferred between brands during an Award Period in a manner such that he is considered an Eligible Employee for multiple brands during such Award Period shall be eligible to receive an Incentive Award prorated based on days spent in an eligible position in each brand. Notwithstanding the foregoing, if a Participant transfers employment between brands at any time during the Award Period beginning on June 1, 2020, the amount payable under the Plan with respect to such period shall remain the same.
(d)    Paid Leaves of Absence. A Participant on a Company-paid leave of absence during an Award Period will remain eligible for an Incentive Award while on paid time off or short-term disability. A Participant who begins an unpaid leave of absence or long-term disability during an Award Period will not remain an Eligible Employee, and his or her Incentive Award will be prorated and paid based on the days spent as an Eligible Employee.
(e)    Terminations of Employment. Any Participant who terminates from the Company or a Subsidiary during an Award Period for any reason other than Retirement, death, or Disability will forfeit his or her entire Incentive Award. Participants who terminate during an Award Period for Retirement, death, or Disability will receive a prorated award. In addition, any Participant whose employment is terminated for “Cause” (as defined under the Darden Restaurants, Inc. 2015 Omnibus Incentive Plan) after the end of an Award Period will forfeit his or her entire Incentive Award.
4.    Incentive Awards.
(a)    Target Award Opportunities. Each Award Period, the Administrator shall establish Target Award Opportunities that will apply to Participants for such Award Period, either by individual or by position. In the event that a Participant is promoted during the Award Period, unless otherwise determined by the Administrator, the Participant shall be eligible to receive an Incentive Award under the Plan equal to (i) the Target Award Opportunity prior to such promotion multiplied by the Participant’s Base Salary prior to such promotion (or, in the case of a Target Award Opportunity that is expressed as dollar amount, the Target Award Opportunity prior to such promotion multiplied by a fraction, the number of days employed during such Award Period prior to the promotion divided by the number of days in such Award Period); plus (ii) the Target Award Opportunity following such promotion multiplied by the Participant’s Base Salary following such promotion (or, in the case of a Target Award Opportunity that is expressed as dollar amount, the Target Award Opportunity on and after such promotion multiplied by a fraction, the number of days employed during such Award Period on and after the promotion divided by the number of days in such Award Period).
(b)    Performance Objectives. The payment of Incentive Awards to Participants under the Plan shall be determined by the extent to which designated Performance Objectives have been attained with respect to an Award Period. With respect to any Award Period beginning on or after May 31, 2021, the Administrator will establish specific Performance Objectives for the payment of Incentive Awards within the first 90 days of that Award Period. The Performance Objectives shall consist of one or more subjective and/or objective business criteria determined and applied by the Administrator in its sole discretion, including, but not limited to, any of the performance criteria set forth in the Darden Restaurants, Inc. 2015 Omnibus Incentive Plan as of the date hereof, or as amended from time to time.
The Administrator shall specify, for each position and/or location of Participants, or for individual Participants where appropriate, the categories of Performance Objectives, the target, minimum, and maximum levels of performance for each Performance Objective, where appropriate, and the relative weight to be attributed to each Performance Objective. The Administrator may select one or more Performance Objectives and may apply those Performance Objectives on a corporate-wide, brand-wide, division/business segment basis, geographic or other basis. The Administrator may also designate certain qualitative individual Performance Objectives with respect to any Participant.
(c)    Notification of Incentive Award. As soon as reasonably practicable after the determination of Eligible Employees and the establishment of Target Award Opportunities and Performance Objectives are made, the Company shall notify, in writing, Participants of their selection for participation in the Plan for such Award Period, and of the manner in which their Incentive Awards may be earned, including the Target Award Opportunity and Performance Objectives. The Administrator shall determine the manner of providing written notice to Participants in its sole discretion, and the method of written notice need not be the same for each Participant.
(d)    Evaluation of Performance. As soon as practicable following the end of each Award Period, the Administrator shall evaluate the extent to which the Performance Objectives have been met for the Award Period. The Administrator may , in its sole discretion, provide for the exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including but not limited to: (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, including the impact of COVID-19, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) acquisitions or divestitures, (e) reorganization or change in the corporate structure or capital structure of the Company, (f) an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management, (g) foreign exchange gains and losses, (h) a change in the fiscal year of the Company, (i) the refinancing or repurchase of bank loans or debt securities, (j) unbudgeted capital expenditures, (k) the issuance or repurchase of equity securities and other changes in the number of outstanding shares, (l) any business interruption event, (m) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (n) the effect of changes in other laws or regulatory rules affecting reported results.
(e)    Vesting and Payment of Incentive Awards. Except as set forth in subsection (f) below or otherwise determined by the Administrator, a Participant must be employed by the Company or a Subsidiary and in good standing on the last day of the Award Period to receive payment of an Incentive Award. Incentive Awards that have become vested shall be payable to Participants within two and one-half months after the end of the Award Period for which payment is being made, except to the extent a Participant defers all or a portion of an Incentive Award to a later date pursuant to a deferred compensation arrangement sponsored by the Company or a Subsidiary made in accordance with Section 409A. A Participant’s Incentive Award shall be paid in his or her payroll currency, unless otherwise determined in the Administrator’s sole discretion.
(f)    Payment of Incentive Awards Following Certain Terminations of Employment. In the event a Participant’s employment with the Company or a Subsidiary is terminated during the Award Period due to the Participant’s death, Disability, or Retirement, the Participant’s (or the Participant’s estate, as applicable) Incentive Award will be paid at the same time as Incentive Awards are paid to actively employed Participants, generally, for the Award Period, based on the satisfaction of the applicable Performance Objectives. The Administrator may, in its sole discretion, for any or no reason, waive the requirement to be employed on the last day of an Award Period to receive payment under an Incentive Award in the event of a Participant’s termination employment with the Company and its Subsidiaries other than for Cause (as defined in the Darden Restaurants, Inc. 2015 Omnibus Incentive Plan), either in whole or in part, or a Change in Control (as defined in the Darden Restaurants, Inc. 2015 Omnibus Incentive Plan) on such terms and conditions as it sees fit, including but not limited to signing of a release.
(g)    Administrator Discretion. The Administrator may exercise discretion in good faith to adjust the amount of any payment under any Incentive Award that would otherwise be made to any Participant or to decide that no payment shall be made consistent with the purposes of the Plan and the business results of the Company and its Subsidiaries.
(h)    Incentive Award Not Included for Purposes of Determining Other Compensation. Payments and other benefits received by a Participant under an Incentive Award made pursuant to the Plan generally shall not be deemed a part of a Participant’s compensation for purposes of determining the amount of a Participant’s benefits under any other employee benefit plans or arrangements provided by the Company or a Subsidiary, unless the Administrator expressly provides otherwise in writing or unless expressly provided under such plan.
(i)    Nonduplication of Incentive Award. In the event that, pursuant to a Company-sponsored severance plan or agreement, or other written agreement, a Participant would be entitled to receive an amount upon termination of employment that represents such Participant’s annual incentive compensation for the year of such Participant’s termination of employment, the Participant shall receive an amount under such plan or agreement and shall not be entitled to an Incentive Award under this Plan for the Award Period in which such Participant’s termination of employment occurred.
5.    Administration.
(a)    Administrator’s Authority. The Plan shall be administered by the Administrator, which shall have the sole discretion and authority to interpret, construe and administer the Plan in accordance with the provisions herein set forth and to resolve any issues arising out of, relating to, or resulting from its administration and operation. The Administrator’s interpretation and construction hereof, and actions hereunder, or the amount or recipient of the payments to be made herefrom, shall be binding and conclusive on all persons for all purposes, subject to the requirements of any applicable local regulation and/or specific contractual obligations.
(b)    Non-US Employees. In the event any Incentive Award under this Plan is granted to an employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Administrator may, in its sole discretion: (i) modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules consistent with the purposes of the Plan; and (ii) cause the Company to enter into an internal accounting transaction with any local branch or affiliate consistent with internal accounting/audit protocols and pursuant to which such branch or affiliate will reimburse the Company for the cost of such incentives.
(c)    Delegation of Authority. The Administrator may delegate to any other employee of the Company or a Subsidiary some or all of the Administrator’s duties and authorities under the Plan with respect to any individual Participant or a class of Participants, in which case such person shall be considered the Administrator for all purposes under the Plan. The Administrator may delegate to any corporation, committee or individual, regardless of whether the individual is an employee of the Company or a Subsidiary, any administrative duties necessary to implement the Plan.
6.    Amendment or Termination. The Plan may be amended or terminated at any time and for any reason by the Administrator. The Plan is specifically designed to guide the Company in granting Incentive Awards and shall not create any contractual right of any employee to any Incentive Award prior to the payment of such award.
7.    Nontransferability. No Incentive Award payable hereunder, nor any right to receive any future Incentive Award hereunder, may be assigned, alienated, sold, transferred, anticipated, pledged, encumbered, or subjected to any charge or legal process, and if any such attempt is made, or a person eligible for any Incentive Award hereunder becomes bankrupt, the Incentive Award under the Plan which would otherwise be payable with respect to such person may be terminated by the Administrator which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such award that it deems appropriate.
8.    Withholding/Rights of Offset/Recoupment. The Company shall have the right to deduct and withhold from all Incentive Awards all federal, state, and local taxes as may be required by law. In addition to the foregoing:
(a)    Offsets. The Company shall have the right to offset against the amount of any Incentive Award which would otherwise be payable hereunder, the amount of any debt, judgment, claim, expense or other obligation owed at such time by the Participant to the Company or any Subsidiaries. By accepting an Incentive Award, a Participant consents to and authorizes the Company to deduct any amounts owed to the Company under this Section from any amounts payable by the Company for any reason. This right of offset is in addition to any other remedies the Company may have.
(b)    Wrongful Conduct. If a Participant engages in any activity inimical, contrary or harmful to the interests of the Company or any Subsidiary, including but not limited to: (1) without the prior written consent of the Company, counseling or becoming employed by, or otherwise engaging or participating in, or performing consulting services for, any Competing Business (regardless of whether the Participant receives any compensation of any kind), where “Competing Business” means any business that competes with any business that the Company or its Subsidiaries conducted as of the date the Participant’s employment terminates with the Company and its Subsidiaries, (2) violating the Company’s written policies regarding employee conduct, (3) without the prior written consent of the Company, inducing or attempting to induce any employee of the Company or its Subsidiaries to leave the employ of the Company or its Subsidiaries, interfering with the relationship between the Company or its Subsidiaries and any employee or prospective employee thereof, or hiring or causing the hiring of any person who is an employee of the Company or its Subsidiaries, (4) without the prior written consent of the Company, calling on, soliciting or servicing any customer or vendor of the Company or its Subsidiaries in order to induce or attempt to induce such person or entity to cease or reduce doing business with the Company or its Subsidiaries or interfering with the relationship between the Company or its Subsidiaries and any such customer, (5) disclosing or misusing any confidential information regarding the Company or its Subsidiaries, (6) participating in any activity not approved by the Board which could reasonably be foreseen as contributing to or resulting in a Change in Control of the Company, or (7) disparaging, orally or in writing, the business, products, policies, decisions, directors, officers or employees of the Company or its Subsidiaries to any person (all such activities described in

(1)-(7) above collectively referred to as “wrongful conduct”), then, to the extent permitted by applicable law, the Participant shall pay to the Company in cash an indemnity amounting to the amount paid with respect to an Incentive Award within the 12-month period immediately preceding such wrongful conduct. Notwithstanding anything in this Plan to the contrary, a Participant shall not be restricted from: (i) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, the Participant shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by such Participant; or (ii) reporting possible violations of laws of the Participant’s country or of United States federal, state or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of the laws of the Participant’s country or of United States federal, state or local law or regulation. In the event of (ii), the Participant shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that the Participant has made such reports or disclosures.
(c)    Other Recoupment Policies. Any incentive compensation paid to a Participant under the Plan or any other incentive compensation plan maintained by the Company shall be subject to policies established and amended from time to time by the Company from time to time regarding the recovery of erroneously-awarded compensation from current and former employees, including but not limited to the Company’s clawback policy as of the date hereof.
(d)    Clawback Notwithstanding any provision to the contrary, if the Administrator determines that it is required by law to apply a “clawback” or “recoupment” provision to an Incentive Award pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then such clawback or recoupment provision shall automatically apply to the Incentive Award.
9.    Section 409A. Where applicable, Incentive Awards paid under this Plan are intended to be “short-term deferrals” within the meaning of Section 409A. To the extent any amounts payable hereunder are deferred compensation within the meaning of Section 409A, the terms of this Plan shall be applied consistent with the requirements of Section 409A.
10.    Claim to Incentive Awards and Employment Rights. Nothing in this Plan shall require the Company or any Subsidiaries to segregate or set aside any funds or other property for purposes of paying all or any portion of an Incentive Award hereunder. No Participant shall have any right, title or interest in or to any Incentive Award hereunder prior to the actual payment thereof, nor to any property of the Company or any Subsidiaries. Neither the adoption of the Plan nor the continued operation thereof shall confer upon any employee any right to continue in the employ of the Company or any Subsidiaries or shall in any way affect the right and power of the Company or any Subsidiaries to dismiss or otherwise terminate the employment of any employee at any time for any reason, with or without cause (to the extent a termination without cause is permissible under local regulations).
11.    Construction. Titles and headings of sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

12.    Governing Law. All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the State of Florida without regard to any conflict of laws principles.
13.    Severability. In the event any provision of this Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision(s) had never been contained in the Plan.

IN WITNESS WHEREOF, the following duly authorized officer has caused the adoption of the Darden Restaurants, Inc. Annual Incentive Plan amended and restated effective as of May 31, 2021 as per authorization of the Compensation Committee on June 22, 2021.

DARDEN RESTAURANTS, INC.

By:    /s/ Eugene I. Lee, Jr.________________        Dated: June 28, 2021
Name:    Eugene I. Lee, Jr.
Title:    Chairman and Chief Executive Officer

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